SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                          FORM 8-A/A


                       AMENDMENT NO. 1
            To Registration Statement on Form 8-A
            filed September 19, 1978, relating to
                  Common Stock, par value $1.00

      FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12(b) or (g) OF THE
               SECURITIES EXCHANGE ACT OF 1934


             CENTURY TELEPHONE ENTERPRISES, INC.
    (Exact name of registrant as specified in its charter)


             Louisiana                      72-0651161
     (State of incorporation)              (I.R.S.Employer
        or organization)                  Identification Number)

      100 Century Park Drive, Monroe, Louisiana       71203
     (Address  of principal executive offices)     (Zip Code)

     Securities registered hereunder pursuant to Section 12(b) of the Act:

         Title of each class                 Name   of  each exchange
              so registered              on which each class is registered

              Common Stock,                   New York Stock Exchange
             par value $1.00

If  this  Form relates to the registration of a class of  debt securities  and  is  effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.  [   ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

 Securities to be registered pursuant to Section 12(g) of the
                             Act:

                             None


Century Telephone Enterprises, Inc. (the "Company") hereby amends its Registration Statement on Form 8-A to (i) amend and restate Items 1 and 2 thereof to read in their entirety in the manner set forth immediately below and (ii) delete Items 3 and 4 thereof.

Item  1:   Description  of  Registrant's  Securities   to   be
Registered

     The Company's authorized capital stock consists of 175 million shares of common stock, $1.00 par value per share (the "Common Stock"), of which 59,832,731 shares were outstanding as of November 30, 1996, and 2 million shares of preferred stock, $25.00 par value per share (the "Preferred
Stock"), of which  401,629   shares  were outstanding as of
November 30, 1996. Each share of Common Stock has attached to it one Preference Share Purchase Right. The following description of the Common Stock, the Preferred Stock and the Preference Share Purchase Rights is qualified in its entirety by reference to (i) the Company's Articles of Incorporation (the "Articles") and Bylaws, which are incorporated herein by reference as exhibits to this Registration Statement, (ii) the Rights Agreement dated as of August 27, 1996 (the "Rights Agreement") by and between the Company and the Rights Agent named therein, which governs the terms and conditions of the Company's Preference Share Purchase Rights and which is also incorporated herein by reference as an exhibit to this Registration Statement, and (iii) the applicable provisions of the Louisiana Business Corporation Law.

Preferred Stock

     The Board of Directors of the Company is authorized, without action of its shareholders, to issue Preferred Stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such Preferred Stock. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to each series of Preferred Stock which may be issued: (i) the designation of such series; (ii) the number of shares initially constituting such series; (iii) the dividend rate and conditions and the dividend preferences, if any, in respect of the Common Stock and among the series of the Preferred Stock; (iv) whether, and upon what terms, the Preferred Stock shall be convertible into or exchangeable for any other securities of the Company; (v) whether, and to what extent, holders of shares of a series of Preferred Stock will have voting rights; (vi) the restrictions, if any, upon the issue or reissue of any additional shares of Preferred Stock; (vii) whether, and on what terms and conditions, the shares may be redeemed by the Company (including sinking fund provisions); and (viii) the liquidation preferences, if any, in respect of the Common Stock and among the series of the Preferred Stock.

     The Board of Directors has authorized the  issuance of,
and   there  were  outstanding  as  of  November  30,  1996,
13,902 shares of Series H Preferred Stock, 68,727 shares of Series K Preferred Stock and 319,000 shares of Series L Preferred Stock, all of which vote as a class with the Common Stock (the "Voting Preferred Stock"). Shares of Series H Preferred Stock entitle the holder to ten votes per share if they have been beneficially owned by the same person continuously since May 30, 1987, as defined below under "Common Stock - Voting Rights." Otherwise, each share of Series H Preferred Stock entitles the holder thereof to one
vote per  share.   All  shares  of  Series K and L Preferred
Stock entitle the holder thereof to one vote per share.

     No full dividend for any quarterly dividend period may be declared or paid on shares of any series of Preferred Stock unless the full dividend for that period shall be concurrently declared or paid on all series of Preferred Stock outstanding in accordance with the terms of each series. If there are any accumulated dividends accrued or in arrears on any share of any series of Preferred Stock, those dividends shall be paid in full before any full dividend shall be paid on any other series of Preferred Stock. If less than a full dividend is to be paid, the amount of the dividend to be distributed shall be divided among the shares of Preferred Stock for which dividends are accrued or in arrears in proportion to the aggregate amounts which would be distributable to those holders of Preferred Stock if full cumulative dividends had previously been paid thereon in accordance with the terms of each series.

Common Stock

     The rights of holders of the Common Stock, as described below, may be subject to the prior rights of holders of any Preferred Stock that may from time to time be outstanding.

     Dividend Rights. Holders of outstanding Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

     Voting  Rights.   Holders  of  Common Stock do not have
cumulative voting rights. As a result, the holders of more than 50% of the Company's voting power may elect all of the directors if they so desire.

     Each share of Common Stock that has been beneficially owned by the same person continuously since May 30, 1987, entitles the holder thereof to ten votes on all matters submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share.

     A person is deemed to be the beneficial owner of a share of the Company's stock if such person, either alone or as a member of a group, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such share;
(ii) investment power, which includes the power to direct the sale or other disposition of such share; (iii) the right to receive or retain the proceeds of any sale or other disposition of such share; or (iv) the right to receive distributions, including cash dividends, in respect of such share. The Company's Articles also provide that each share of Common Stock acquired upon the conversion of the outstanding Series H Preferred Stock is deemed to have been beneficially owned by the holder continuously from the date on which such holder acquired such preferred stock.

     Those holders of Common Stock or Series H Preferred Stock entitled to cast ten votes per share are sometimes referred to herein as "Long-Term Shareholders," and the shares held by such shareholders are sometimes referred to as "Ten-Vote Shares." The shares of Common Stock or Voting Preferred Stock that are entitled to only one vote per share are sometimes referred to as "One-Vote Shares." When used herein in reference to any particular matter to be voted upon by the Company's shareholders, "Total Voting Power" means the total number of votes that holders of the Common Stock and Voting Preferred Stock are entitled to cast with respect to such matter.

     In the event a person or group of persons who beneficially owns Ten-Vote Shares transfers such shares so as to change the beneficial ownership of such shares, the subsequent holder of such shares will be entitled to one vote per share (with certain limited exceptions described below). A change in beneficial ownership occurs whenever any change occurs in the person or group who has or shares
(i) voting power, (ii) investment power, (iii) the right to receive sales proceeds, or (iv) the right to receive dividends or other distributions with respect to such shares. In the absence of proof to the contrary provided in accordance with the Company's established written procedures, a change in beneficial ownership is deemed to occur whenever a change in the record ownership of shares of stock occurs. However, the Articles provide that no change in beneficial ownership will be deemed to have occurred solely as a result of (i) any event occurring prior to May 30, 1987; (ii) any bona fide gift, bequest, inheritance or other transfer without valuable consideration; (iii) any change in the beneficiary of a trust, or any distribution from a trust, as a result of the birth, death, marriage or divorce of any person, adoption prior to age 18, the passage of a period of time or the attainment of a specified age, or the creation or termination of any guardianship or custodial arrangement; or (iv) any appointment of a successor trustee, agent, guardian or custodian with respect to a share of stock. Additionally, the Articles provide that if a shareholder who owns Ten-Vote Shares and One-Vote Shares transfers less than all of the shares held, the shares transferred will be deemed to consist of One-Vote Shares in the absence of evidence to the contrary.

     The Articles further provide that in the absence of proof that shares of Common Stock or Series H Preferred Stock held of record in any name other than that of a natural person have been beneficially owned continuously since May 30, 1987 by the person who possess voting power, investment power, the right to receive sale proceeds and the right to receive dividends or other distributions with respect to the shares, such shares will carry with them only one vote per share, notwithstanding when record ownership of such shares was acquired. Therefore, shareholders who hold their shares in "street name" or through any other indirect method of ownership are required to submit proof of beneficial ownership to the Company in order to be entitled to ten votes per share.

     Certain additional provisions of the Articles govern shares of stock held in trust, in any agency or custodial account, by a guardian, or pursuant to the Uniform Gifts to Minors Act. Generally, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary.

     The Articles also provide that shares of Common Stock issued in connection with any stock split or stock dividend will carry with them the voting rights of the shares in respect of which they were issued. Shares of Common Stock that are acquired after May 30, 1987 by shareholders pursuant to the Company's dividend reinvestment plan or are acquired by the Company's employee benefit plans will be One-Vote Shares. Generally, shares of Common Stock held by the Company's employee benefit plans will be deemed to be beneficially owned by such plans regardless of how such shares are allocated to or voted by participants, until the shares are actually distributed to participants.

     The Company will notify shareholders who are natural persons, in advance of a shareholders' meeting, of the Company's determination as to the number of shares for which they are entitled to ten votes per share under the Articles and the number of shares for which they are entitled to one vote. Shareholders who disagree with any such determination will be provided an opportunity to establish that they are entitled to additional votes under the Articles. Except with respect to voting rights, all shares of Common Stock, whether they are Ten-Vote Shares or One-Vote Shares, are identical in all respects. Except with respect to voting rights, all shares within the Series H Preferred Stock, whether they are Ten-Vote Shares or One-Vote Shares, are identical in all respects.

     The Company's Articles provide that each share of Common Stock issued by the Company in a business combination transaction shall be deemed to have been beneficially owned by the person who received such share in the transaction continuously for the shortest period, as determined in good faith by the Company's Board, that would be permitted for the transaction to be accounted for as a pooling of interests, provided that the Audit Committee of the Board has made a good faith determination that (i) such transaction has a bona fide business purpose; (ii) it is in the best interest of the Company and its shareholders that such transaction be accounted for as a pooling of interests under generally accepted accounting principles and (iii) such issuance of Common Stock does not have the effect of nullifying or materially restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of voting stock of the Company. The foregoing provision of the Company's Articles is not to be interpreted to require the Company to account for any business combination transaction in any particular manner.

     The Company's benefit plans have historically held, and are expected to continue to hold for the foreseeable future, a  significant  number  of  Ten-Vote  Shares,  which has the
effect   of   conferring   upon   the   trustee   thereof the
right to vote a disproportionately large  percentage  of the
Total Voting Power.   As  of March 11, 1996, the trustee for
two of the Company's employee benefit plans was the record holder of 10.6% of the outstanding Common Stock, which represented approximately 37% of the Total Voting Power. The trustee votes these shares in accordance with the instructions of the Company's employees.

     Liquidation Rights. Upon the dissolution, liquidation or winding up of the Company, after payments of debts and expenses and payment of the liquidation preference plus any accrued dividends on any outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to receive all remaining assets of the Company ratably in proportion to the number of shares held by them, unless and to the extent that holders of Preferred Stock are entitled to participate with the holders of Common Stock in receiving distributions of such remaining assets.

     Preemptive Rights. Except as set forth below under "Preference Share Purchase Rights," holders of shares of Common Stock do not have the pre-emptive right to subscribe to any additional capital stock that may be issued by the Company.

Preference Share Purchase Rights

     On August 27, 1996, the Board of Directors of the Company declared a dividend of one preference share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on November 1, 1996 to stockholders of record on September 30, 1996 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series BB Participating Cumulative Preference Stock, par
value $25 per share (the "Preference Shares"), of the Company at a price of $110 per one one-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment as described below. The description and terms of the Rights are set forth in the Rights Agreement.

     Initial Status of the Rights. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that, if consummated, would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the Common Stock certificates outstanding as of the Record Date, together with a copy of a Summary of Rights in the form mailed to the holders of Common Stock on November 1, 1996.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon any transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     Distribution and Term of Rights. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on November 1, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     Triggering Events. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Stock having a market value at the time of such occurrence of two times the exercise price of the Right.

     Anti-Dilution. The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (ii) upon the grant to holders of the Preference Shares of certain rights, options or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (iii) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference
Share, which may, at the election of the Company, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

     Exchange and Redemption. At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Preference Share, per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Rights, Preferences and Limitations of Purchase Rights. Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will entitle the holder to receive a preferential quarterly dividend payment of the greater of $10 or 100 times the aggregate dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share and, under certain circumstances, may be entitled to receive additional distributions. Each Preference Share will entitle the holder to 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preference Share will entitle the holder to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preference Shares' dividend, liquidation and voting rights, the value of each one one-hundredth interest in a Preference Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     Amendments. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the 15% thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Miscellaneous. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the dividend of the rights will not be taxable to stockholders or to the Company, stockholders of the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as described above.

Laws  and  Organizational Document Provisions with  Possible
Antitakeover Effects

     Louisiana law permits corporations to include in their articles of incorporation any provisions not inconsistent with law that regulates the internal affairs of the corporation, including provisions that are intended to encourage any person desiring to acquire a controlling interest in the corporation to do so pursuant to a transaction negotiated with the corporation's board of directors rather than through a hostile takeover attempt. These provisions are intended to assure that any acquisition of control of the corporation will be subject to review by the board to take into account, among other things, the interests of all of the corporation's shareholders. However, some shareholders may find these provisions to be disadvantageous to the extent that they could limit or preclude meaningful shareholder participation in certain transactions such as mergers or tender offers and render more difficult or discourage certain takeovers in which shareholders might receive for some or all of their shares a price that is higher than the prevailing market price at the time the takeover attempt is commenced. These provisions might further render more difficult or discourage proxy contests, the assumption of control by a person of a large block of the corporation's voting stock or any other attempt to influence or replace the corporation's incumbent management.

     The Company's Articles contain provisions that are designed to ensure meaningful participation of the Board of Directors in connection with proposed takeovers. Moreover, Louisiana has adopted statutes that regulate takeover attempts. Set forth below is a discussion of the provisions of the Louisiana Business Corporation Law and the Company's Articles and Bylaws that may reasonably be expected to affect the incidence and outcome of takeover attempts.

     Classified Board of Directors; Removal of Directors; Vacancies. The Company's Articles provide for the Board of Directors to be divided into three classes of directors, with each class to be as nearly equal in number of directors as possible, serving staggered three-year terms.

     Any director of the Company may be removed from office, but only for cause, by the affirmative vote at a meeting of shareholders called for such purpose of the holders of a majority of the Total Voting Power of all shareholders and, at any time that there is a Related Person (as defined below), by a majority of the Total Voting Power of all shareholders other than the Related Person, voting as a separate group.

     Classification of the Board of Directors of the Company tends to make more difficult the change of a majority of its composition and to assure the continuity and stability of the Company's management and policies, since a majority of the directors at any given time will have served on the Board for at least one year. Absent a removal of directors, a minimum of two annual meetings of shareholders would be necessary to effect a change in the majority control of the Board.

     The classified board provision applies to every election of directors, regardless of whether the Company is or has been the subject of an unsolicited takeover attempt. The shareholders may, therefore, find it more difficult to change the composition of the Board for any reason, including performance, and the classified board structure will thereby tend to perpetuate existing management of the Company. In addition, because the provision will make it more difficult to change the control of the Board of Directors, it may discourage tender offers or other acquisitions of the Company's stock which shareholders may believe would be in their best interests.

     The provision of the Company's Articles relating to removal of the Company's directors would also preclude a third party from gaining control of the Company's Board by removing incumbent directors without cause and filling the vacancies created thereby with its own nominees. Without this provision, under Louisiana law directors could be removed (with or without cause) by a majority of the Total Voting Power at any special shareholders' meeting called for that purpose. Therefore, a party holding or controlling such requisite vote could circumvent the classified board structure by calling a special meeting of the shareholders, removing the incumbent directors and electing its own slate of directors. The limitations on the Company's ability to remove its incumbent directors set forth in the Articles protects the classified board structure against such action. However, such Article provisions also tend to reduce, and in some instances eliminate, the power of shareholders, even those with a majority interest in the Company, to remove incumbent directors without cause and to fill vacancies on the Board of Directors.

     Under the Louisiana Business Corporation Law, any vacancy on the board of directors (including those resulting from an increase in the authorized number of directors) may be filled by the remaining directors, subject to the right of the shareholders to fill such vacancy. Under the Company's Articles, changes in the number of directors may not be made without, among other things, the affirmative vote of 80% of the directors. Moreover, vacancies on the Board may be filled only by the Board of Directors, acting by vote of both a majority of the directors and a majority of the Continuing Directors (as defined below), voting as a separate group. These provisions will likely preclude a third party from gaining control of the Company's Board by increasing the number of directors and filling the resulting vacancies with its own nominees.

     Shareholder Action by Unanimous Consent. Under the Louisiana Business Corporation Law, unless the articles of incorporation provide otherwise, any vote that could be taken by shareholders at an annual or special meeting may be taken instead without a meeting if a consent in writing is signed by all of the holders of the outstanding voting stock. The Company's Articles provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by a written consent of the shareholders. This Article provision will preclude consent solicitations by persons desiring to acquire a controlling interest in the Company.

     Restrictions on Taking Shareholder Action. Under the Louisiana Business Corporation Law, shareholders holding 20% (or such lesser or greater proportion as fixed in the articles of incorporation) of the corporation's total voting power may call a special shareholders meeting. The Company's Articles provide that holders of a majority of the Total Voting Power are entitled to call a special meeting of shareholders. This higher threshold substantially reduces the ability of shareholders interested in effecting corporate action from calling a special meeting between annual meetings.

     Fair Price Provisions. The Company's Articles contain certain provisions designed to provide safeguards for shareholders when a Related Person attempts to effect a Business Combination (as defined below) with the Company. In general, a Business Combination between the Company and a Related Person must be approved by a majority of the directors and a majority of the Continuing Directors and by the affirmative votes of both 80% of the Total Voting Power of all stockholders and 66-2/3% of the Total Voting Power of shareholders other than the Related Person present or duly represented at a meeting, voting as a separate group. These voting requirements do not apply to any Business Combination that is approved in advance by a majority of the directors and a majority of the Continuing Directors, or if certain minimum price, form of consideration and procedural requirements are satisfied. If the requisite advance approval is obtained or the minimum price, form of consideration and procedural requirements are satisfied, only the affirmative vote of the holders of 66-2/3% of the Total Voting Power present or represented at a shareholders' meeting of the Company is required to approve the Business Combination.

     A "Related Person" is defined as any person (other than the Company, a subsidiary of the Company or any profit sharing, employee stock ownership or other employee benefit plan of the Company or any subsidiary of the Company or any trust, trustee of or fiduciary with respect to any such plan acting in such capacity) who (i) is the beneficial owner of shares of capital stock representing 10% or more of the outstanding Total Voting Power of the Company entitled to vote for the election of directors or (ii) is an affiliate or associate of the Company and at any time within the prior two years was the beneficial owner of shares of capital stock representing 10% or more of such voting power. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of the Company.

     A "Continuing Director" is defined as any member of the Board of Directors who is not affiliated with a Related Person and who was a director of the Company prior to the time the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

     A "Business Combination" includes the following transactions: (i) any merger or consolidation of, or an exchange of securities by the Company or any of its subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of the Company, or any subsidiary of the Company, having an aggregate book or fair market value of $1,000,000 or more;
(iii) the adoption of a plan or proposal for the liquidation or dissolution of the Company or any of its subsidiaries;
(iv) the issuance or transfer by the Company or any of its subsidiaries of securities of the Company or such subsidiaries having a fair market value of $1,000,000 or more; (v) any reclassification of securities, recapitalization, consolidation or any other transaction which would have the effect, directly or indirectly, of increasing the voting power or the proportionate share of the outstanding stock of any class of the Company or any of its subsidiaries held by a Related Person or any associate or affiliate thereof; (vi) any loans, advances, guarantees or other financial assistance or any tax credits provided by the Company or any of its subsidiaries to a Related Person or any associate or affiliate thereof, or (vii) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

     As stated above, there is no supermajority voting requirement if (i) the Business Combination has been approved in advance by a majority of the directors and the Continuing Directors or (ii) if all of the minimum price, form of consideration and procedural requirements described below are satisfied.

     (i) Minimum Price Requirement. The cash or the fair market value of the property, securities or other consideration to be received per share by shareholders of the Company in connection with the Business Combination must be no less than the "Highest Purchase Price" (as defined below).

     The "Highest Purchase Price," in the case of consideration received by holders of Common Stock, must at least equal the highest of the following: (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person for any shares of Common Stock within the two-year period immediately prior to the announcement date of the Business Combination or in the transaction in which such person became a Related Person; (ii) the market value per share of Common Stock on the date the Business Combination is announced or on the date that the Related Person became a Related Person, whichever is higher; or
(iii) the price per share equal to the market value of the Common Stock determined pursuant to Subparagraph (ii) above, multiplied by a fraction the numerator of which is the highest price per share (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by a Related Person for any shares of Common Stock within a two-year period immediately prior to the announcement date of the Business Combination, and the denominator of which is the market value per share of Common Stock on the first day in such two-year period on which the Related Person acquired any shares of Common Stock.

     In the case of consideration received by holders of any series of the Company's Preferred Stock, the Highest Purchase Price must at least equal the higher of (i) the Highest Purchase Price determined in the manner set forth above, except that any calculation based on the per share purchase price or market value of Common Stock instead is based on the per share purchase price or market value of such series of Preferred Stock acquired by the Related Person, or (ii) the highest preferential amount per share to which the holders of such series of Preferred Stock would be entitled to receive upon liquidation of the Company.

     (ii) Form of Consideration Requirements. The consideration paid to the holders of any class or series of the Company's stock must be in cash or in the same form of other consideration as previously paid by the Related Person in acquiring its shares of that class or series of stock.

     (iii) Procedural Requirements. The following procedural requirements must be satisfied at all times after the Related Person became a Related Person and prior to the consummation of a Business Combination: (i) there shall have been no failure to declare and pay at the regular date therefor any periodic dividends (whether or not cumulative) on any outstanding Preferred Stock; (ii) there shall have been (a) no reduction in the annual rate of dividends paid on the shares of Common Stock (except as necessary to reflect any stock split or stock dividend with respect to the Common Stock) and (b) no failure to increase such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock; (iii) such Related Person shall not have become the beneficial owner of any additional shares of the Company's capital stock except as part of the transaction which resulted in such Related Person becoming a Related Person or by virtue of proportionate stock splits or stock dividends; and (iv) such Related Person shall not have received the benefit, except proportionately as a shareholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company or any of its subsidiaries.

     The fair price provisions contained in the Company's Articles are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of the Company. In the absence of the Articles' fair price provisions, a purchaser who acquired control of the Company could be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders. The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of the Company prior to its acquisition of a substantial amount of the capital stock of the Company and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity.

     It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels which are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of the Company. Thus, the Company's Articles may discourage such purchases, particularly those for less than all of the shares of the Company, and may therefore deprive holders of Common Stock of an opportunity to sell their stock at a temporarily higher market price. The provisions would not necessarily discourage persons who would be willing to acquire a controlling interest in the Company and to forego a "second tier" transaction. Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions which are opposed by the Company's Board of Directors.

     In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of market values. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Company's Articles. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.

     Under the Articles' fair price provisions,  in  certain
circumstances   a   Business   Combination   that  might  be
attractive to some shareholders might never be proposed to the shareholders by a Related Person, or, if proposed, might not be consummated. Due to the supermajority voting requirements imposed by these provisions, it may be difficult for a Related Person to secure the necessary shareholder approvals without the support of management and employee shareholders. Moreover, since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations or the application of the minimum price, form of consideration and procedural requirements, the provisions also may tend to insulate management against the possibility of removal in the event of a takeover bid.

     Louisiana has adopted a fair price statute that provides for protections substantially similar to those afforded under the Articles' fair price provisions. The Company has formally claimed the benefits of this statute, subject to the proviso that the statute will not apply to any business combination involving a related person that is an employee benefit plan or related trust of the Company.

     Louisiana Control Share Statute. The Louisiana Control Share Statute adopted in 1987 provides that, subject to certain exceptions, any shares of certain publicly-traded Louisiana corporations acquired by a person or group (an "Acquiror"), other than an employee benefit plan or related trust of the corporation, in an acquisition that causes such Acquiror to have the power to vote or direct the voting shares in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the affirmative vote of, among others, the holders of a majority of the votes of each voting group entitled to vote separately on the proposal, excluding all "interested shares" (as defined below), at a meeting that, subject to certain exceptions, is required to be called for that purpose upon the Acquiror's request. "Interested shares" is defined by the statute to sterilize the vote of the corporation's management and the Acquiror, and includes all shares as to which the Acquiror, any officer of the corporation and any director of the corporation who is also an employee of the corporation may exercise or direct the exercise of voting power. If either the Acquiror fails to comply with certain specified notice requirements or the shareholders vote against according voting rights to the shares obtained by the Acquiror, the corporation has the right to redeem the shares held by the Acquiror for their fair value.

     The Louisiana Control Share Statute establishes a referendum format by which disinterested shareholders may, in effect, demonstrate their support or opposition to a proposed tender offer or share acquisition by their vote as to whether to accord or deny voting rights to the Acquiror with respect to shares acquired by him or her. On the one hand, the possibility that voting rights might be denied with respect to interested shares may encourage the Acquiror to negotiate a non-hostile acquisition with the board of directors. On the other hand, Acquirors that commence a tender offer at a price in excess of prevailing market values may be able to readily obtain the shareholder vote re-enfranchising his or her shares, which in all likelihood would significantly reduce the pressure on the Acquiror to negotiate with the board of directors and the willingness of the board to oppose the transaction.

     The statute permits a company to amend its articles of incorporation or bylaws to exclude from the statute's application future acquisitions of the Company's stock. In 1995, the Company amended its Bylaws to provide that the statute does not apply to share acquisitions of the Common Stock. Subject to any required regulatory approvals, the Company may at any time opt back into the statute by rescinding its 1995 bylaw amendment.


     Evaluation of Tender Offers. The Company's Articles expressly require, and the Louisiana Business Corporation Law expressly permits, the Board of Directors, when evaluating a Business Combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, to consider certain enumerated factors in exercising its judgment in determining what is in the best interests of the Company and its shareholders. For this purpose, the Board is to consider, in addition to the adequacy of the consideration to be paid in any such transaction, (i) the social and economic effects of the transaction on the Company and its subsidiaries, and their respective employees, customers, creditors and other elements of the communities in which they operate or are located; (ii) the business and financial condition and the earnings prospects of the acquiring party, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party, and the possible effect of such conditions upon the Company and its subsidiaries and other elements of the communities in which the Company and its subsidiaries are located; and (iii) the competence, experience and integrity of the acquiring person and its management.

     One effect of such provision in the Company's Articles may be to discourage, in advance, an acquisition proposal. Often, an offeror consults the board of a target corporation prior to or after commencing a tender or exchange offer in an attempt to prevent a contest from developing. Such provision will strengthen the position of the Company's Board in dealing with any potential offeror which might attempt to impose a takeover on the Company. Another effect of such provision may be to dissuade shareholders who might potentially be displeased with the Board's response to an acquisition proposal from engaging the Company in costly and time-consuming litigation.

     This provision would not make a transaction regarded by the Company's Board as being in the best interests of the Company more difficult to accomplish. However, it would permit the Board to determine that a proposed Business Combination was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors which it is required to consider. In some cases, such opposition by the Board might have the effect of maintaining the position of incumbent management.

     Unissued Stock. As discussed above under "Preferred Stock," the Board of Directors of the Company is authorized, without action of its shareholders, to issue Preferred Stock. One of the effects of the existence of undesignated Preferred Stock (and authorized but unissued Common Stock) may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued (i) entitling holders to vote separately as a class on any proposed merger or consolidation; (ii) to elect directors having terms of office or voting rights greater than those of other directors; (iii) to convert Preferred Stock into a greater number of shares of Common Stock or other securities; (iv) to demand redemption at a specified price under prescribed circumstances related to a change of control; or (v) to exercise other rights designed to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock.

     Time-Phase    Voting.    As   discussed   above,   each
outstanding share of Common Stock and Voting Preferred Stock
entitles  the  holder   to  one  vote  unless  it  has  been
beneficially owned by the same person continuously since May 30, 1987, in which case it generally entitles the holder to ten votes until transfer. The existence of multi-vote stock may render more difficult a change of control of the Company
or the removal of incumbent management.   To the extent that
voting   power   will   be  concentrated  in  the  Long-Term
Shareholders,  it  may  be  difficult   or   impossible   to
consummate a merger, tender offer or proxy contest opposed by Long-Term Shareholders, with the result that other shareholders may be denied the opportunity to sell shares at a premium or to otherwise realize the benefits of a change in control. As noted above under "Common Stock - Voting Rights," the trustee of two of the Company's benefit plans holds, and is expected to continue to hold for the foreseeable future, a significant percentage of the Total Voting Power, which is generally voted by the trustee in accordance with the instructions of the Company's employees. With respect to several of the matters discussed herein that may be submitted to a shareholder vote in connection with a takeover attempt, the number of votes held by the trustee and voted by the employees may be sufficient to ensure the defeat of the matter. Accordingly, a takeover attempt or an effort to remove incumbent directors or management or any other corporate action requiring a supermajority vote that is opposed by the employees of the Company may be less likely to succeed.

     Preference Share Purchase Rights. As discussed above under the heading " Preference Share Purchase Rights," the Company has issued Rights entitling the registered holders to purchase certain securities of the Company. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the redemption of the Rights. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board may, at its option, redeem all but not less than all of the then outstanding Rights in the manner described above.

     Indemnification and Exculpation. Article II, Section 10 of the Bylaws of the Company provides in part that the Company will indemnify and hold harmless, among others, any director or officer of the Company or one of its subsidiaries ("Indemnified Party") against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether made judicially or extra-judicially (a "Claim") involving an Indemnified Party, if the Indemnified Party is successful in defense of the Claim or otherwise, or if it is determined by members of the Board of Directors who are not parties to the Claim or by independent legal counsel that the Indemnified Party acted in what he or she reasonably believed to be in the best interests of the Company, or, in the case of a claim involving a criminal action, that the Indemnified Party had no reasonable cause to believe that his or her actions were unlawful (the "Standard of Conduct"); provided that generally no person can be indemnified for the results of such person's willful or intentional misconduct. An officer of the Company who is not a party to the Claim may authorize the advancement of expenses to an Indemnified Party upon the receipt of any undertaking by or on behalf of the Indemnified Party to repay the amount of such advanced expenses if it is ultimately determined that he or she is not entitled to be indemnified by the Company under the circumstances, or the Company may, in its sole discretion, assume all responsibility for the defense of the Claim on behalf of the Indemnified Party if it is determined that the Indemnified Party met the Standard of Conduct.

     The  Company's  Articles  authorize  it  to  enter into
contracts with directors and officers providing for indemnification to the fullest extent permitted by law. The Company has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Bylaws ("Indemnification Contracts"). The right to indemnification provided by the Indemnification Contracts apply to all covered claims, whether such claims arise before or after the effective date of the contract.

     The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The Indemnification Contracts provide that, to the extent insurance is reasonably available, the Company will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if the Company does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his or her benefit.

     The Company's Articles include a provision that eliminates the personal liability of a director or officer to the Company and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent permitted by Louisiana law and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

     Amendment of the Articles and Bylaws. Various provisions in the Company's Articles, including the classified board provisions, fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both 80% of the Total Voting Power of all shareholders and 66-2/3% of the Total Voting Power of the shareholders other than a Related Person present or represented at a shareholders' meeting, voting as a separate group; provided that the affirmative vote of the holders of only a majority of the Total Voting Power is required if the amendments were first adopted by both a majority of the directors and a majority of the Continuing Directors, voting as a separate group.

     The Company's Articles provide that the Bylaws may be adopted, amended or repealed and new Bylaws may be adopted by a majority of the Board of Directors and a majority of the Continuing Directors, voting as a separate group, or by the affirmative vote of the holders of at least 80% of the Total Voting Power of all shareholders, and 66-2/3% of the Total Voting Power of the shareholders other than the Related Person present or duly represented at the shareholders' meeting, voting as a separate group.

     The multiple votes required to amend the Company's Articles or Bylaws may have the effect of discouraging a potential purchaser of the Company's capital stock from undertaking market purchases, initiating a tender offer or entering into a proxy contest where the ability to make fundamental changes through article or bylaw amendments is an important element of the strategy of such party.

     Advance Notification of Nominations and Other Matters. The Company's Bylaws require shareholders of record who wish to nominate directors or submit proposals for consideration at shareholders' meetings to provide timely advance written notice to the Company. Subject to certain exceptions, to be timely the notice must be received by the Company not less than 70 days nor more than 210 days prior to the anniversary date of the previous year's annual meeting.

     The   notice   to  the  Company  must  contain  certain
information, including the name, age and address of the shareholder proposing such action and any persons acting in concert with such shareholder and a representation by such shareholder that such shareholder is a holder of record of the Company's capital stock and intends to appear at the meeting in person to make the nomination or propose the specified matter. In the case of nominations for directors, the notice must also include (i) the name, age, address and principal occupation of each nominee, (ii) a description of all arrangements between the nominating shareholder and each nominee, (iii) other information required to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission, and (iv) the consent of each nominee to serve as director of the Company if elected and an affidavit that such nominee meets all applicable qualifications to serve as a director. In the case of other proposed business, the shareholder's notice must set forth a description of the business, the reasons for conducting such business at the meeting and any material interest of the shareholder therein. The chairman of the shareholders' meeting will have the power to disregard any nomination or other matter that fails to comply with these procedures.

     With respect to proposals by shareholders to propose matters other than the nomination of directors, the Bylaws permit the Company to disregard proposals that (i) are substantially duplicative of a prior-received proposal to be voted upon at the upcoming meeting, (ii) deal with substantially the same subject matter as a prior proposal that was voted upon within the preceding five years and which failed to receive affirmative votes in excess of certain specified levels, or (iii) in the judgment of the Board of Directors are not proper subjects for action by shareholders under Louisiana law.

     Restrictions on director nominations make it easier for incumbent directors to obtain advance notice of nominations and render more difficult the assumption of control of the Company by a purchaser of a significant block of the Company's stock through the removal of incumbent directors. Such restrictions eliminate the possibility of unexpected nominations for directors from the floor of meetings and limit the ability of shareholders to cause sudden changes in the membership of the Board of Directors. Similarly, the restrictions on shareholder proposals make it easier for the Company to control the topics brought before a shareholders meeting and may make it more difficult for shareholders to influence corporate actions and policy.

Item 2: Exhibits

     3.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

     3.2  Bylaws  of  the  Company as amended through November
          21, 1996 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4, Registration No. 333-17015, filed on November 27, 1996).

     4.1 Rights Agreement dated August 27, 1996 by and between the Company and Society National Bank, as Rights Agent (incorporated by reference to Exhibit 1 of the Company's Current Report on Form 8-K filed August 30, 1996).

                            * * * * *


                            Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement to be
signed  on  its  behalf  by  the   undersigned,  thereto  duly
authorized.


                            CENTURY TELEPHONE ENTERPRISES, INC.


                                 By:  /s/ Harvey P. Perry
                                       Harvey P. Perry
                                       Senior Vice President,
                                       General  Counsel   and
                                       Secretary

Dated:  December 2, 1996